Exhibit 99.1
FINANCIAL INFORMATION AND SUPPLEMENTARY DATA OF SIGNIFICANT EQUITY METHOD INVESTEE
CAESARS GROWTH PARTNERS, LLC

EXPLANATORY NOTE
Unconsolidated Significant Subsidiary
Upon the completion of the Transactions described in Caesars Acquisition Company's (the "Company," "CAC," "we," "our" and "us") Annual Report on Form 10-K for the year ended December 31, 2015, our primary asset is our interest in Caesars Growth Partners, LLC ("CGP LLC"), which is accounted for using the equity method. As our investment in CGP LLC is considered to be significant for the period subsequent to the Transactions, CGP LLC's annual financial statements are required to be included as an exhibit to each CAC Annual Report on Form 10-K in accordance with SEC Rule 3-09 of Regulation S-X. Given the significance of this investment to the financial position and results of operations of CAC, we have elected to include selected financial information of CGP LLC in this Quarterly Report on Form 10-Q.

CAESARS GROWTH PARTNERS, LLC
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)
(In millions)

	March 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$950.5	$901.7
Restricted cash	3.9	3.6
Receivables, net of allowance for doubtful accounts of $9.6 and $9.3, respectively	125.8	118.8
Prepayments and other current assets	39.4	38.0
Total current assets	1,119.6	1,062.1
Investment in Caesars Enterprise Services, LLC	27.2	26.5
Land, property and equipment, net	2,551.6	2,576.4
Goodwill	302.5	302.5
Intangible assets other than goodwill, net	251.5	260.7
Restricted cash	8.4	8.9
Deferred tax assets	18.8	28.3
Prepaid management fees to related parties	203.4	206.5
Deferred charges and other	52.9	50.7
Total assets	$4,535.9	$4,522.6

Liabilities and Equity
Current liabilities
Accounts payable	$50.0	$50.4
Payables to related parties	48.5	41.5
Accrued expenses	164.8	178.2
Accrued interest payable	52.2	37.0
Foreign tax payable	5.3	2.0
Current portion of long-term debt	38.5	69.7
Total current liabilities	359.3	378.8
Long-term debt	2,265.0	2,267.6
Deferred tax liabilities	2.6	7.3
Deferred credits and other	161.9	137.2
Total liabilities	2,788.8	2,790.9

Commitments and contingencies
Redeemable non-controlling interests	0.5	0.5
Equity
Additional paid-in capital	1,260.1	1,277.3
Retained earnings	447.1	413.7
Total equity attributable to Caesars Growth Partners, LLC	1,707.2	1,691.0
Non-controlling interests	39.4	40.2
Total equity	1,746.6	1,731.2
Total liabilities and equity	$4,535.9	$4,522.6

CAESARS GROWTH PARTNERS, LLC
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)
(In millions)

	Three Months Ended March 31,
	2016	2015
Revenues
Interactive Entertainment
Social and mobile games	$218.2	$167.6
WSOP and online real money gaming	9.6	9.0
	227.8	176.6
Casino Properties and Developments
Casino	258.0	259.0
Food and beverage	72.3	68.3
Rooms	93.0	74.3
Other	45.6	36.2
Less: casino promotional allowances	(53.1)	(47.9)
	415.8	389.9
Net revenues	643.6	566.5

Operating expenses
Interactive Entertainment - Direct
Platform fees	63.6	48.7
Casino Properties and Developments - Direct
Casino	141.0	142.2
Food and beverage	30.8	30.6
Rooms	22.4	18.7
Property, general, administrative and other	210.3	181.4
Write-downs, reserves, and project opening costs, net of recoveries	0.6	3.1
Management fees to related parties	12.3	13.5
Depreciation and amortization	46.7	41.1
Change in fair value of contingently issuable non-voting membership units	—	(117.5)
Total operating expenses	527.7	361.8
Income from operations	115.9	204.7
Interest expense, net of interest capitalized	(50.9)	(48.2)
Other expense, net	—	(1.0)
Income from operations before provision for income taxes	65.0	155.5
Provision for income taxes	(28.1)	(11.4)
Net income	36.9	144.1
Other comprehensive income, net of taxes	—	—
Comprehensive income	36.9	144.1
Less: net (income)/loss attributable to non-controlling interests	(3.5)	0.1
Comprehensive income attributable to Caesars Growth Partners, LLC	$33.4	$144.2

CASESARS GROWTH PARTNERS, LLC
CONSOLIDATED CONDENSED STATEMENTS OF EQUITY
(UNAUDITED)
(In millions)

	Additional Paid-in Capital	Retained Earnings	Non-controlling Interests	Total Equity
Balance at January 1, 2015	$1,078.0	$191.9	$33.9	$1,303.8
Net income	—	144.2	0.3	144.5
Issuance of Caesars Interactive Entertainment, Inc. common stock	15.2	—	2.9	18.1
Purchase of Caesars Interactive Entertainment, Inc. common stock	(22.2)	—	(5.3)	(27.5)
Stock-based compensation	1.0	—	—	1.0
Transactions with parents and affiliates, net	(23.1)	—	—	(23.1)
Other	1.0	—	—	1.0
Balance at March 31, 2015	$1,049.9	$336.1	$31.8	$1,417.8

Balance at January 1, 2016	$1,277.3	$413.7	$40.2	$1,731.2
Net income	—	33.4	3.5	36.9
Issuance of Caesars Interactive Entertainment, Inc. common stock	9.7	—	1.7	11.4
Purchase of Caesars Interactive Entertainment, Inc. common stock	(22.3)	—	(6.0)	(28.3)
Stock-based compensation	1.4	—	—	1.4
Transactions with parents and affiliates, net	(6.0)	—	—	(6.0)
Balance at March 31, 2016	$1,260.1	$447.1	$39.4	$1,746.6

CAESARS GROWTH PARTNERS, LLC
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In millions)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities
Net income	$36.9	$144.1
Adjustments to reconcile net income to cash flows provided by operating activities
Depreciation and amortization	46.7	41.1
Amortization of debt discount and debt issuance costs	2.8	2.6
Change in fair value of contingently issuable non-voting membership units	—	(117.5)
Stock-based compensation	29.3	14.0
Non-cash management fee payable to related parties	0.7	2.0
Net change in deferred income taxes	4.8	(3.9)
Net change in long-term accounts	1.9	(2.3)
Net change in working capital accounts	14.4	(68.7)
Cash flows provided by operating activities	137.5	11.4
Cash flows from investing activities
Land, buildings and equipment additions, net of change in construction payables	(19.3)	(63.2)
Additional investments in Caesars Enterprise Services, LLC	(0.7)	(0.2)
Increase in restricted cash	(0.4)	(2.4)
Decrease in restricted cash	0.6	18.0
Cash flows used in investing activities	(19.8)	(47.8)
Cash flows from financing activities
Proceeds from issuance of debt	15.0	—
Repayments under lending agreements	(51.0)	(4.7)
Proceeds from issuance of Caesars Interactive Entertainment, Inc. stock	1.4	2.3
Repurchase of Caesars Interactive Entertainment, Inc. stock	(28.3)	(27.5)
Sale of partial interest in Maryland joint venture	—	1.0
Distributions to parents, net	(6.0)	(4.4)
Acquisition related contingent consideration payment	—	(29.7)
Cash flows used in financing activities	(68.9)	(63.0)
Net increase/(decrease) in cash and cash equivalents	48.8	(99.4)
Cash and cash equivalents, beginning of period	901.7	944.1
Cash and cash equivalents, end of period	$950.5	$844.7

OTHER INFORMATION
Subsequent Events
Contingently Issuable Non-voting Membership Units
Pursuant to the terms of the transaction agreement related to the formation of CGP LLC, CGP LLC was obligated to issue additional non-voting membership units to Caesars Entertainment Corporation to the extent that the earnings from a specified portion of Caesars Interactive Entertainment, Inc.'s ("CIE") social and mobile games business exceeded a predetermined threshold amount in 2015. In April 2016, CGP LLC issued approximately 31.9 million Class B non-voting units pursuant to the terms of the October 21, 2013 transactions. As a result, CAC's economic ownership of CGP LLC decreased to approximately 38.8% in April 2016 from approximately 42.6% at March 31, 2016.
Purchase of Caesars Interactive Entertainment, Inc. Common Stock
In April 2016, CIE repurchased shares of its outstanding common stock for a total net consideration of $13.5 million.